Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Walmart Media Relations
1-800-331-0085

9th Circuit Reverses Key Aspects of Lower Court’s

Ruling in Dukes Case

Statement from Jeff Gearhart, Executive Vice President

and General Counsel for Walmart

April 26, 2010

“We are pleased that the court agreed with our position on several critical issues. The court significantly reduced the size of the originally certified class by as much as two-thirds. Finding that the trial court ‘abused its discretion,’ the appeals court also set aside the ruling on punitive damages.

“We disagree with the decision of the sharply divided 6-5 court to uphold portions of the certification order, and are considering our options, including seeking review from the Supreme Court.

“It is important to remember the court did not address the merits of this case. The court reiterated, ‘our findings relate only to class action procedural questions; we neither analyze nor reach the merits of Plaintiffs’ allegations of gender discrimination.’ The court further noted that the trial court ‘has the discretion to modify or decertify the class.’

“We do not believe the claims alleged by the six individuals who brought this suit are representative of the experiences of our female associates. Walmart is an excellent place for women to work and fosters female leadership among our associates and in the larger business world.

“We are proud of the strides we have made to advance and support our female associates and have been recognized for our efforts to advance women through a number of awards and accolades. In 2008, Walmart was named in the “Top 40 Greatest Organizations for Women of Color to Work” by Women of Color magazine as well as one of the “Top 10 Best Companies for Women” by PINK magazine.”

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